EXHIBIT 10

                              Kinship Systems, Inc.
                               A Utah Corporation
                          22 East 100 South, Suite 400
                           Salt Lake City, Utah 84111


Mr. Fred Jackson, Chairman                                  September 10, 2002
Caribbean Clubs International, Inc.
237 park Avenue, 21st Floor
New York, New York  10017


RE:  Letter of Intent-"Reverse Acquisition"
     Kinship Systems Inc/Caribbean Clubs International, Inc.

Dear Mr. Jackson:

     The following Letter of Intent proposes to be an outline of a to-be-completed stock for stock "Reverse Acquisition" whereby Kinship Systems, Inc. ("Kinship") would acquire Caribbean Clubs International, Inc ("CCI") as its wholly owned operating subsidiary in exchange for a stipulated majority share control interest in Kinship by the current CCI shareholders. Concurrently with the closing of this transaction, the present Kinship Board of Directors and officers will resign, and CCI will designate a new Board of Directors, elect new officers and authorize the change of the name Kinship to CCI. Because the resulting parent company will be substantially owned by the prior CCI shareholders and will have the prior CCI entity as its sole operating subsidiary; we frequently refer to this type of acquisition as a "Reverse Acquisition".

     The specific proposed terms of this acquisition, subject to further agreement, are as follows:

     (1) CCI agrees that it can cause to be delivered to Kinship at closing all of the issued and outstanding shares of CCI so that CCI will become a wholly owned subsidiary of Kinship. CCI will agree to cause 100% of its issued and outstanding shares to be delivered at Closing to Kinship on a stock exchange basis.

     (2) Kinship will cause to be issued to the CCI shareholders at Closing, 11,123,250 million new shares of Kinship in exchange for 100% of CCI's issued and outstanding shares. Additionally, 170,000 new Kinship shares will be issued to Olympic Capital Group("OCG") together with a payment of $30,000 cash from CCI to OCG for consulting services associated with this merger. From the 170,000 shares issued to OCG, on January 1, 2003 and for the ten-day period thereafter, OCG has the right to put 20,000 shares to CCI at a price of $2.50 per share.

     (3) CCI or it's assigns will, in addition to issuances discussed in paragraph (2) purchase from Kinship founders 50,000 shares of Kinship stock for $130,000 at closing. These shares will be subject to the same limitations of the original Kinship shareholders.

     (4) The original stock left with the founders of Kinship will be subject to a leak out provision commencing on December 15, 2002 not to exceed 10% of the Kinship Founders holdings per month.

     (5)      The resulting stock ownership in the reorganized company will be:

          i.     Float                                    102,750 shares
          ii.    Original Kinship shareholders          1,220,000 shares
          iii.   Olympic Capital Group                    170,000 shares
          iiii.  CCI Founders and Investors            11,173,250 shares
          iiiii. Total issued and outstanding shares   12,666,000

     (6) The effective date of the definitive Reverse Merger Agreement will be as soon as possible after the closing of the CCI financing round of $1.0 Million USD, which is anticipated to be completed by September 20, 2002, but prior to the completion of the total funding necessary to acquire two (2) resort properties in the Caribbean. It is anticipated that based on the "best efforts" of the Placement Agent, the total funding will be available to acquire the two (2) resort properties. In the event that CCI fails to complete the funding necessary to acquire two resort properties within six (6) months from the merger date, CCI will provide the founders with a broad seat and an additional amount of warrants equal to 2% of the then issued and outstanding shares with a strike price representing 75% of the stock price on that date.

     (7) CCI will move to complete necessary US GAAP audits of its financial status as required by US securities law as soon as possible.

     (8) The balance sheet and other financial statements shall be warranted by the Kinship founders, and said balance sheet shall reflect not less than $30,000 cash, with no liabilites at the time of transfer.

     (9) Except as required by federal securities laws, each party shall keep and maintain the terms and conditions of this letter confidential, and shall not disclose any of its terms to any third party except for attorneys, accountants, or investment bankers of each party. Neither party will issue any press releases or make any other public announcement concerning the transaction and/or letter of intent without the consent of the other party. It is understood that Kinship will file an 8-k report upon the execution of this letter.

     The undersigned principals of each of the two companies agree to act promptly and in good faith to present the foregoing Letter of Intent to their respective Board of Directors for approval and agreement, together with authorization to proceed with the drafting of a formal definitive "Reverse Acquisition Agreement" incorporating the foregoing general terms and including standard and customary terms and recitals for a "Reverse Acquisition". The definitive "Reverse Acquisition Agreement" will be drafted by a counsel retained by Kinship for review and approval by counsel for CCI and ratified subsequently by their respective Board of Directors. Each party will be responsible for their respective costs and expenses incurred in connection with the transaction, including related due diligence.

     All shares issued pursuant to the reorganization will be restricted shares subject to limitations on resale or transfer as imposed pursuant to SEC Rule 144 and equivalent state law provisions on resales of restricted securities. There will be no registration rights offered by Kinship with respect to the new issued shares to CCI and OCG. In the event of a future registration, the founders of Kinship will have piggy-back registration rights to be further outlined in the definitive agreement.

     Both parties agree to act in good faith pending the review of this Letter of Intent by their respective Board of Directors and not to engage in any other or alternative merger, reorganization, issuance of stock, creation of any option or stock right, sale of assets and/or acquisition negotiations, or to engage in any transaction or act which would materially affect the proposed rights of interested parties until the definitive Reverse Acquisition Agreement is either approved or rejected by the respective Board of Directors within the next 21 days. If the general terms of reorganization are not affirmed within the foregoing period of time, then both parties shall deem that this Letter of Intent has been rescinded and is of no further force and effect.

     The parties below believe they have authority to represent the consent of existing shareholders to transfer shares as required in this letter of intent, but cannot warrant such transfers. It is also understood that a shareholder meeting or proxy vote may be required to ratify the definitive agreement.



     ACCEPTED AND APPROVED:                  ACCEPTED AND APPROVED:


      /s/ Fred Jackson                       /s/  Terry Deru
     ______________________________         ______________________________
     Fred Jackson, Chairman                 Mr. Terry Deru, President
     Caribbean Clubs International, Inc.    Kinship Systems, Inc.